Filed Pursuant to Rule 424(b)(5)
Registration No. 333-101629

Prospectus Supplement to Prospectus dated December 13, 2002

$153,687,500

The Phoenix Companies, Inc.

6.675% Senior Notes due February 16, 2008

In December 2002, we issued $153,687,500 aggregate principal amount of 6.60% notes due 2008 in connection with our issuance of 6,147,500 equity units. This prospectus supplement relates to the remarketing of $153,687,500 aggregate principal amount of those notes, referred to in this prospectus supplement as the notes, on behalf of the holders of such notes.

The notes will mature on February 16, 2008. Interest on the notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The interest rate on the notes will be reset to 6.675% per year, effective on and after November 16, 2005. Purchasers of notes in the remarketing will receive interest at the reset rate from November 16, 2005 commencing on the next interest payment date, February 16, 2006.

We will not receive any proceeds from the remarketing of the notes.

The notes are unsecured and, effective on and after November 16, 2005 (except in the event of our earlier bankruptcy, insolvency or reorganization), payment of principal of and interest on the notes will rank equally with all of our other existing and future unsecured and unsubordinated senior debt. The notes will be remarketed in denominations of $25 and integral multiples of $25.

Prior to this offering there has been no public market for the notes. The notes will not be listed on any exchange.

See "Risk Factors" beginning on page S-9 of this prospectus supplement to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public(1)	100.9980%	$155,221,301.25
Remarketing Fee to Remarketing Agent(2)	0.2519%	$387,084.02
Net Proceeds(3)	100.7461%	$154,834,217.23

(1)	Plus accrued interest from November 16, 2005, if the settlement occurs after that date.

(2)	Equals 0.25% of the treasury portfolio purchase price.

(3)	We will not receive any proceeds from the remarketing. See "Use of Proceeds" in this prospectus supplement.

The remarketing agent expects to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on November 16, 2005.

Goldman, Sachs & Co.

Prospectus Supplement dated November 10, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The remarketing agent is offering to sell, and is seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this remarketing.

If the description of this remarketing or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, the terms "Phoenix," the "company," "we," "us" and "our" mean The Phoenix Companies, Inc. and its consolidated subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward looking statements. These include statements relating to trends in, or representing management's beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

•	changes in general economic conditions, including changes in interest and currency exchange rates and the performance of financial markets;

•	heightened competition, including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors;

•	our primary reliance, as a holding company, on dividends and other payments from our subsidiaries to meet debt payment obligations, particularly since our insurance subsidiaries' ability to pay dividends is subject to regulatory restrictions;

•	regulatory, accounting or tax developments that may affect us or the cost of, or demand for, our products or services;

•	downgrades in the financial strength ratings of our subsidiaries or in Phoenix's credit ratings;

•	discrepancies between actual claims or investment experience and assumptions used in setting prices for the products of insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products;

•	movements in the equity markets that affect our investment results, including those from venture capital, the fees we earn from assets under management and the demand for our variable products;

•	the relative success and timing of implementation of our strategies;

•	the effects of closing our retail brokerage operations; and

•	other risks and uncertainties described under "Risk Factors" in this prospectus supplement or described in any of our filings with the SEC.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should review carefully the section captioned "Risk Factors" in this prospectus supplement for a more complete discussion of the risks and uncertainties of an investment in the notes.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement, as well as the accompanying prospectus and the information incorporated by reference, before making an investment decision. Unless otherwise stated, at all times on and after June 25, 2001, the effective date of our demutualization, "we," "our" or "us" means The Phoenix Companies, Inc. and its direct and indirect subsidiaries. At all times prior to June 25, 2001, "we," "our" or "us" means Phoenix Home Life Mutual Insurance Company (which has been known as Phoenix Life Insurance Company since June 25, 2001) and its direct and indirect subsidiaries. Furthermore, "Phoenix" refers to The Phoenix Companies, Inc., "Phoenix Life" refers to Phoenix Life Insurance Company and "PXP" refers to Phoenix Investment Partners, Ltd. and its direct and indirect subsidiaries.

The Phoenix Companies, Inc.

Overview

We are a manufacturer of life insurance, annuity and asset management products for the accumulation, preservation and transfer of wealth. We provide products and services to affluent and high-net-worth individuals through their advisors and to institutions directly and through consultants. We offer a broad range of life insurance, annuity and asset management products and services through a variety of distributors. These distributors include independent advisors and financial services firms who make our products and services available to their clients.

We manufacture our products through two operating segments—Life and Annuity and Asset Management—which include three product lines—life insurance, annuities and asset management. Through Life and Annuity we offer a variety of life insurance and annuity products, including universal, variable universal and term life insurance, a range of variable annuity offerings and other products and services, including executive benefits and private placement life and annuity products.

Asset Management comprises two lines of business—private client and institutional. Through our private client line of business, we provide investment management services principally on a discretionary basis, with products consisting of open-end mutual funds and managed accounts. Through our institutional group, we provide discretionary investment management services primarily to corporations, multi-employer retirement funds and foundations, as well as to endowments and special purpose funds.

We report our remaining activities in two non-operating segments—Venture Capital and Corporate and Other. Venture Capital includes: limited partnership interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. The Venture Capital segment does not include venture capital investments that are part of the closed block. In October 2005, we entered into an agreement to sell approximately three-quarters of our Venture Capital segment assets at a price equal to 100% of the partnership values at December 31, 2004, adjusted for contributions and distributions prior to closing. Pending receipt of general partner consents and the satisfaction of other closing conditions, the transaction is expected to close in phases during the fourth quarter of 2005 and the first quarter of 2006, and the amount of any gain or loss on this transaction will be determined at that time. As a result of the transaction, this segment will be eliminated, effective January 1, 2006, and earnings from the remaining venture capital assets from this segment will be allocated to the Life and Annuity segment.

Corporate and Other includes: indebtedness; unallocated assets, liabilities and expenses; and certain businesses not of sufficient scale to report independently. These segments are significant for financial reporting purposes, but do not contain products or services relevant to our core manufacturing operations.

We derive our revenues principally from:

•	premiums on whole life insurance;

•	insurance and investment product fees on variable life and annuity products and universal life products;

•	investment management and related fees; and

•	net investment income and net realized investment gains.

Our History and Where You Can Find Us

We were incorporated in Delaware in March 2000. Our principal executive offices are located at One American Row, Hartford, Connecticut 06102-5056, and our telephone number is (860) 403-5000. Our website is located at http://www.phoenixwm.com. (This and all other URLs herein are intended to be inactive textual references only. They are not intended to be active hyperlinks to our or any other website. The information on our website or any other website is not, and is not intended to be, part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.)

The following chart illustrates our corporate structure as of September 30, 2005.

The Remarketing

Issuer	The Phoenix Companies, Inc., a Delaware corporation.

Securities Remarketed	$153,687,500 aggregate principal amount of 6.675% notes due 2008.

Maturity	The notes will mature on February 16, 2008.

Interest	The interest rate on the notes will be reset to 6.675% per year, effective on and after November 16, 2005. Interest on the notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. Purchasers of notes in the remarketing will receive interest at the reset rate from November 16, 2005 commencing on the next interest payment date, February 16, 2006.

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to create, assume, incur or permit to exist any indebtedness, as defined in the indenture, that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any voting securities of principal subsidiaries, as defined in the indenture, or the voting securities of a subsidiary, as defined in the indenture, that owns, directly or indirectly, the voting securities of any of the principal subsidiaries. See "Description of Debt Securities—Limitation Upon Liens" in the accompanying prospectus.

Ranking	The notes are unsecured and, except in the event of our earlier bankruptcy, insolvency or reorganization, on and after November 16, 2005, will rank equally with all our other unsecured and unsubordinated debt. The indenture under which the notes were issued does not limit our ability to issue or incur other additional senior indebtedness. See "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

The Remarketing	The notes were issued by us in December 2002 in connection with our issuance and sale to the public of equity units. Each equity unit initially consisted of both a purchase contract and a note, together called a corporate unit. When initially issued as part of the corporate units, the notes were subordinated to our senior debt. However, the notes will automatically cease to be subordinated on and after November 16, 2005, except in the event of our earlier bankruptcy, insolvency or reorganization, and the notes will thereafter be our senior unsecured obligations ranking equally in right of payment with all of our existing and future unsubordinated debt as described above. In order to secure their obligations under the purchase contract, holders of the corporate units pledged their notes to us through a collateral agent. Pursuant to the terms of the equity units, the remarketing agent is remarketing the notes on behalf of current holders of the notes in accordance with the remarketing agreement among us, the remarketing agent, and SunTrust Bank, as purchase contract agent and as attorney-in-fact for holders of purchase contracts.

The terms of the equity units and notes require the remarketing agent to use its commercially reasonable best efforts to remarket the notes of holders participating in the remarketing at a price equal to approximately 100.25% of the treasury portfolio purchase price, as defined in this prospectus supplement. In connection with the remarketing, Goldman, Sachs & Co. as remarketing agent, has reset the interest rate on the notes to 6.675% per year. See "Remarketing" in this prospectus supplement.

Use of Proceeds	The proceeds from the remarketing of the notes are estimated to be $155,221,301.25, before deduction of the remarketing agent's fee. We will not receive any proceeds of the remarketing. Instead, the proceeds from the remarketing will be used to: (i) purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the purchase contract obligations of the holders of the corporate units; and (ii) pay the remarketing agent's fee, which will be equal to $387,084.02 (0.25% of the treasury portfolio purchase price). Any proceeds remaining will be remitted for the benefit of persons who were holders of the remarketed notes as of the close of business, 5:00 p.m., New York City time, on November 9, 2005. See "Use of Proceeds" in this prospectus supplement.

U.S. Federal Income Taxation	The notes are subject to Treasury regulations governing contingent payment debt instruments. If you are a United States taxpayer, you will be subject to federal income tax on the accrual of original issue discount during your ownership of the notes, subject to certain adjustments, regardless of your usual method of accounting. See "Certain United States Federal Income Tax Consequences—U.S. Holders—Interest Income and Original Issue Discount" in this prospectus supplement.

Listing	The notes will not be listed on any exchange.

Risk Factors	Your investment in the notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled "Risk Factors" before deciding whether to purchase any notes in this remarketing.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Summary Financial Data:	Nine Months Ended
($ in millions, except per share amounts)	September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Income Statement Data
Premiums	$692.5	$739.7	$990.6	$1,042.2	$1,082.0	$1,112.7	$1,147.4
Insurance and investment product fees	383.4	400.2	534.9	500.9	493.8	469.7	559.1
Broker-dealer commission and distribution fee revenues	21.4	50.2	56.9	81.5	85.0	96.3	97.3
Net investment income	820.9	802.0	1,075.7	1,107.4	940.5	882.9	1,131.9
Unrealized gain on trading equity securities	—	—	85.9	—	—	—	—
Net realized investment gains (losses)	(23.5)	7.8	(0.8)	(98.5)	(133.9)	(84.9)	89.2
Total revenues	$1,894.7	$1,999.9	$2,743.2	$2,633.5	$2,467.4	$2,476.7	$3,024.9
Total benefits and expenses	$1,820.0	$1,949.9	$2,606.0	$2,653.7	$2,671.0	$2,738.8	$2,867.1

Income (loss) from continuing operations	$58.9	$38.0	$86.3	$(4.1)	$(140.7)	$(147.3)	$96.0
Income (loss) from discontinued operations, net of income taxes	(0.7)	0.1	0.1	(2.1)	(1.3)	(2.5)	(12.7)
Income (loss) before cumulative effect of accounting changes	58.2	38.1	86.4	(6.2)	(142.0)	(149.8)	83.3
Cumulative effect of accounting changes	—	—	—	—	(130.3)	(65.4)	—
Net income (loss)	$58.2	$38.1	$86.4	$(6.2)	$(272.3)	$(215.2)	$83.3

Basic Earnings Per Share(1)
Income (loss) from continuing operations	$0.62	$0.40	$0.91	$(0.04)	$(1.44)	$(1.41)	$0.92
Net income (loss)	$0.61	$0.40	$0.91	$(0.07)	$(2.78)	$(2.06)	$0.80

Diluted Earnings Per Share(1)
Income (loss) from continuing operations	$0.57	$0.38	$0.86	$(0.04)	$(1.44)	$(1.41)	$0.92
Net income (loss)	$0.57	$0.38	$0.86	$(0.07)	$(2.78)	$(2.06)	$0.80

Dividends per share	$0.16	$0.16	$0.16	$0.16	$0.16	$—	$—

Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges(2)	1.7	1.5	1.7	—	—	—	1.8
Supplemental ratio of earnings to fixed charges – excluding interest credited on policyholder contract balances(3)	3.9	3.4	4.5	—	—	—	4.1

Balance Sheet Data
Cash and general account investments	$17,015.6	$17,227.6	$17,334.6	$17,242.8	$16,812.8	$14,400.4	$12,767.5
Total assets	$27,666.2	$27,798.0	$28,362.6	$27,559.2	$25,235.9	$22,535.9	$20,313.5
Indebtedness	$753.2	$662.7	$690.8	$639.0	$644.3	$599.3	$425.1
Total liabilities	$25,617.6	$25,739.7	$26,299.2	$25,588.8	$23,389.9	$20,266.6	$18,341.6
Minority interest in net assets of consolidated subsidiaries	$3.9	$37.3	$41.0	$22.6	$$19.2	$1.2	$130.7
Total stockholders' equity	$2,044.7	$2,021.0	$2,022.4	$1,947.8	$1,826.8	$2,307.8	$1,840.9

Asset Management Segment
Third-party assets under management	$38,840.0	$42,321.0	$42,908.5	$46,260.5	$41,835.3	$41,723.5	$47,391.9

Consolidated Statutory Data
Premiums, deposits and fees	$1,816.0	$1,666.4	$2,151.1	$3,364.9	$3,919.7	$3,144.8	$2,344.8
Net income (loss)	$50.3	$20.1	$46.3	$(26.0)	$(130.7)	$(66.0)	$266.1
Capital and surplus(4)	$858.2	$732.0	$814.6	$762.4	$861.4	$1,149.8	$1,322.8
Asset valuation reserve, or AVR(5)	200.5	212.4	221.2	200.0	147.8	223.4	560.4
Capital, surplus and AVR	$1,058.7	$944.4	$1,035.8	$962.4	$1,009.2	$1,373.2	$1,883.2

(1)	We calculated earnings per share for each of 2000 and 2001 on a pro forma basis, based on 104.6 million weighted-average shares outstanding. The pro forma weighted-average shares outstanding calculation for 2000 and 2001 is based on the weighted-average shares outstanding for the period from the demutualization and initial public offering in June 2001 to the end of the year.

(2)	Due to our losses during 2003, 2002 and 2001, the ratio of earnings to fixed charges for those years was less than 1:1. We would need $11.4 million, $113.6 million and $131.6 million in additional earnings for the years 2003, 2002 and 2001, respectively, to achieve a 1:1 ratio. See "Ratio of Earnings to Fixed Charges" in this prospectus supplement.

(3)	Due to our losses during 2003, 2002 and 2001, the ratios, excluding interest credited on policyholder contract balances, were less than 1:1. We would need $11.4 million, $113.6 million and $131.6 million in additional earnings for the years 2003, 2002 and 2001, respectively, to achieve a 1:1 ratio. See "Ratio of Earnings to Fixed Charges" in this prospectus supplement.

(4)	In accordance with accounting practices prescribed by the New York State Insurance Department, Phoenix Life's capital and surplus includes principal amount of surplus notes outstanding of $205.2 million at September 30, 2005 and December 31, 2004 and $175.0 million at September 30, 2004 and for the years ended December 31, 2003, 2002, 2001 and 2000.

(5)	The AVR is a statutory reserve intended to mitigate changes to the balance sheet as a result of fluctuations in asset values.

RISK FACTORS

Before purchasing the notes, investors should carefully consider the following risk factors together with other information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus, in order to evaluate an investment in the notes.

Risks Relating to the Notes

An active trading market for the notes may not develop.

There is currently no trading market for the notes and we do not plan to list the notes on any national securities exchange. In addition, the liquidity of any trading market for the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, by changes in interest rates and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot predict the extent, if any, to which investors' interest will lead to a liquid trading market.

The notes will be classified as contingent payment debt instruments and you will be required to accrue original issue discount.

For United States federal income tax purposes, the notes are classified as contingent payment debt instruments. As a result, if you are a United States taxpayer, you will generally be subject to federal income tax on the accrual of original issue discount during your ownership of the notes, subject to certain adjustments. See "Certain United States Federal Income Tax Consequences—U.S. Holders—Interest Income and Original Issue Discount."

The notes will be effectively subordinated to the debt of our subsidiaries.

We are a holding company and rely primarily on dividends and interest payments from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. As a result, our cash flows and consequent ability to service our obligations, including the notes, are dependent upon the earnings of our subsidiaries, distributions of those earnings to us and other payments or distributions of funds by our subsidiaries to us.

The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on their earnings and on regulatory restrictions. In addition, our subsidiaries have no obligation to pay any amounts due on the notes. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the notes will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. Consequently, the notes are effectively subordinated to all liabilities of any of our subsidiaries. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue. As of September 30, 2005, Phoenix had $300 million of senior debt outstanding and Phoenix's subsidiaries had $296.1 million of aggregate outstanding debt.

The indenture does not limit our ability or that of our subsidiaries to issue or incur other additional senior indebtedness. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities.

The trading price of the notes may not fully reflect the value of their accrued but unpaid interest.

The notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of the original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

Risks Relating to Our Business

Poor relative investment performance of some of our equity asset management strategies has led to material redemptions which have reduced assets under management and revenues. We could have continued underperformance and outflows.

As of September 30, 2005, 55% of third-party assets under management underperformed against their respective one-year benchmarks. Partly as a result, our asset management business experienced net outflows of $3.8 billion for the nine months ended September 30, 2005. This poor relative performance could continue, which could result in lower assets under management and lower revenues.

Poor performance of the equity markets could adversely affect sales and assets under management of our asset management, variable universal life and variable annuity products, as well as the performance of our Venture Capital segment and potential future pension plan funding requirements.

The United States equity markets can be volatile and experience both periods of strong growth and of substantial declines.

There are four ways in which equity market declines and volatility have affected, or have the potential to affect, us negatively.

•	First, because the fee revenues of our asset management and, to a lesser degree, variable products businesses are based on the value of assets under our management, poor performance of the equity markets limits our fee revenues by reducing the value of the assets we manage.

•	Second, returns on venture capital investments are correlated with the performance of the equity markets. During the severe market declines of 2002 and 2001, our venture capital investments decreased our income from continuing operations by $38.5 million and $54.9 million, respectively. If equity markets decline, we could again experience losses in our venture capital investments.

•	Third, the funding requirements of our pension plan are dependent, in part, on the performance of the equity markets. As of December 31, 2004, 67% of the portfolio funding our pension plan consisted of equities. In a severe market decline, the value of the assets supporting the pension plan would decrease, increasing the requirement for future funding. This funding requirement would increase our expenses and decrease our earnings.

•	Fourth, significant market volatility or declines could cause potential purchasers of our life, annuity and asset management products to refrain from purchasing, and current purchasers to withdraw from the markets or reduce their exposure to equity markets through ownership of these products.

Changes in interest rates could harm cash flow and profitability in our life and annuity businesses.

Our life insurance and annuity businesses are sensitive to interest rate changes. In periods of increasing interest rates, life insurance policy loans and surrenders and withdrawals could increase as policyholders seek investments with higher perceived returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses.

Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in force. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio so that we might have to reinvest those proceeds in lower interest-bearing investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contractholders, which could adversely affect our profitability.

We depend on non-affiliated distribution for our product sales and if our relationships with these distributors were harmed, we could suffer a loss in revenues.

We distribute our products through non-affiliated advisors, broker-dealers and other financial intermediaries. There is substantial competition for business within most of these distributors. We believe that our sales through these distributors depend on factors such as our financial strength, the quality of our products and on the services we provide to, and our relationships with, our distributors. Our largest distributors of life insurance include a subsidiary of State Farm Mutual Automobile Insurance Company, or State Farm, and National Finance Partners, or NFP. For the nine months ended September 30, 2005, State Farm accounted for approximately 31.3% and NFP accounted for approximately 9.8%, of our life insurance and annuity new sales based on first year commissions. As of September 30, 2005, State Farm owned more than five percent of our outstanding common stock. We have had distribution arrangements with State Farm since our initial public offering in 2001. Our distributors are generally free to sell products from a variety of providers, which makes it important for us to continually offer distributors products and services they find attractive. We may not be able to establish or maintain satisfactory relationships with distributors if our products or services do not meet their needs. Accordingly, our revenues and profitability would suffer.

Downgrades to Phoenix's debt ratings and Phoenix Life's financial strength ratings could increase policy surrenders and withdrawals, adversely affect relationships with distributors, reduce new sales and earnings from certain of our life insurance products and increase our future borrowing costs.

Rating agencies assign Phoenix Life financial strength ratings, and assign Phoenix debt ratings, based in each case on their opinions of the relevant company's ability to meet its financial obligations.

Financial strength ratings reflect a rating agency's view of an insurance company's ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. The current financial strength and debt ratings are set forth in the chart below.

Rating Agency	Financial Strength Rating of Phoenix Life	Senior Debt Rating of Phoenix
A.M. Best Company, Inc.	A ("Excellent")	bbb ("Adequate")
Fitch	A+ ("Strong")	BBB+ ("Good")
Standard & Poor's	A ("Strong")	BBB ("Good")
Moody's	A3 ("Good")	Baa3 ("Adequate")

Moody's, Standard & Poor's and Fitch each have a stable outlook for their respective ratings, while A.M. Best has a negative outlook for its ratings.

Any rating downgrades may result in increased interest costs in connection with future borrowings. Such an increase would decrease our earnings and could reduce our ability to finance our future growth on a profitable basis.

Downgrades may also trigger defaults or repurchase obligations.

Downgrades could adversely affect our reputation and, hence, our relationships with existing distributors and our ability to establish additional distributor relationships. If this were to occur, we might experience a decline in sales of certain products and the persistency of existing customers. At this time, we cannot estimate the impact on sales or persistency. A significant decline in our sales or persistency could have a material adverse effect on our financial results.

We might need to fund deficiencies in our closed block, which would result in a reduction in net income and could result in a reduction in investments in our on-going business.

We have allocated assets to our closed block to produce cash flows that, together with additional revenues from the closed block policies, are reasonably expected to support our obligations relating to these policies. Our allocation of assets to the closed block was based on actuarial assumptions about our payment obligations to closed block policyholders and the continuation of the non-guaranteed policyholder dividend scales in effect for 2000, as well as assumptions about the investment earnings the closed block assets will generate over time. Since such assumptions are to some degree uncertain, it is possible that the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will prove insufficient to provide for the benefits guaranteed under these policies even if the non-guaranteed policyholder dividend scale were to be cut. If this were to occur, we would have to fund the resulting shortfall from assets outside of the closed block, which, if material, would adversely affect our profitability.

The independent trustees of our mutual funds and closed-end funds, intermediary program sponsors, managed account clients and institutional asset management clients could terminate their contracts with us. This would reduce our investment management fee revenues.

Each of the mutual funds and closed-end funds for which PXP acts as investment advisor or sub-advisor is registered under the Investment Company Act of 1940 and is governed by a board of trustees or board of directors. Each fund's board has the duty of deciding annually whether to renew the contract under which PXP manages the fund. Board members have a fiduciary duty to act in the best interests of the shareholders of their funds. Either the board members or, in limited circumstances, the shareholders may terminate an advisory contract with PXP and move the assets to another investment advisor. The board members also may deem it to be in the best interests of a fund's shareholders to make other decisions adverse to us, such as reducing the compensation paid to PXP or imposing restrictions on PXP's management of the fund.

Our asset management agreements with institutional clients, intermediary program sponsors (who "wrap," or make available, our investment products within the management agreements they have with their own clients), direct managed account clients and institutional clients are generally terminable by these sponsors and clients upon short notice without penalty. As a result, there would be little impediment to these sponsors or clients terminating our agreements if they became dissatisfied with our performance.

The termination of any of the above agreements relating to a material portion of assets under management would adversely affect our investment management fee revenues and could require us to take a charge to earnings as a result of the impairment of the goodwill or intangible assets associated with our asset management partners.

We might be unable to attract or retain personnel who are key to our business.

The success of our business is dependent to a large extent on our ability to attract and retain key employees. Competition in the job market for professionals such as securities analysts, portfolio managers, sales personnel and actuaries is generally intense. In general, our employees are not subject to employment contracts or non-compete agreements.

Goodwill or intangible assets associated with our Asset Management business could become impaired, requiring a non-cash charge to earnings in the event of significant market declines, net outflows of assets, changes in investment management contracts or the departure of key employees.

As of September 30, 2005, our Asset Management business had $757.3 million in goodwill and intangible assets. The amount of goodwill and intangible assets on our balance sheet is supported by the assets under management and the related revenues of the business. It might be necessary to recognize an impairment of these assets if:

•	we experienced a drop in assets under management due to a significant market decline or continued outflows such as in the nine months ended September 30, 2005 when we had net outflows of $3.8 billion;

•	a material investment management contract, such as one with one of our mutual funds, were terminated, in this case by the independent trustees; or

•	certain key employees leave us, which could cause outflows as clients opt to withdraw their funds following such departures.

If required, the recognition of a material impairment of these assets could lead to downgrades in our credit ratings or in Phoenix Life's financial strength ratings.

We face strong competition in our businesses from mutual fund companies, banks, asset management firms and other insurance companies. This competition could impair our ability to retain existing customers, attract new customers and maintain our profitability.

We face strong competition in each of our businesses, comprising life insurance, annuities and asset management. We believe that our ability to compete is based on a number of factors, including product features, investment performance, service, price, distribution capabilities, scale, commission structure, name recognition and financial strength ratings. While there is no single company that we identify as a dominant competitor in our business overall, our actual and potential competitors include a large number of mutual fund companies, banks, asset management firms and other insurance companies, many of which have advantages over us in one or more of the above competitive factors. Recent industry consolidation, including acquisitions of insurance and other financial services companies in the United States by international companies, has resulted in larger competitors with financial resources, marketing and distribution capabilities and brand identities that are stronger than ours. Larger firms also may be able to offer, due to economies of scale, more competitive pricing than we can. In addition, some of our competitors are regulated differently than we are, which may give them a competitive advantage; for example, many non-insurance company providers of financial services are not subject to the costs and complexities of insurance regulation by multiple states. Further, national banks, with their pre-existing customer bases for financial services products, may compete with insurers as a result of the Gramm-Leach-Bliley Act of 1999, which permits mergers among commercial banks, insurers and securities firms under one holding company.

We could have material losses in the future from our discontinued reinsurance business.

In 1999, we discontinued our reinsurance operations through a combination of sale, reinsurance and placement of certain retained group accident and health reinsurance business into run-off. We adopted a formal plan to stop writing new contracts covering these risks and to end the existing contracts as soon as those contracts would permit. However, we remain liable for claims under those contracts.

We have established reserves for claims and related expenses that we expect to pay on our discontinued group accident and health reinsurance business. These reserves are based on currently known facts and estimates about, among other things, the amount of insured losses and expenses that we believe we will pay, the period over which they will be paid, the amount of reinsurance we believe we will collect from our retrocessionaires and the likely legal and administrative costs of winding down the business. Our total reserves, including reserves for amounts recoverable from retrocessionaires, were $76.0 million as of September 30, 2005. Our total amounts recoverable from retrocessionaires related to paid losses were $65.0 million as of September 30, 2005.

We expect our reserves and reinsurance to cover the run-off of the business; however, the nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Therefore, we expect to pay claims out of existing estimated reserves for up to ten years as the level of business diminishes. In addition, unfavorable or favorable claims and/or reinsurance recovery experience is reasonably possible and could result in our recognition of additional losses or gains, respectively, in future years. For these reasons, we cannot know today what our actual claims experience will be. In addition, we are involved in disputes relating to certain portions of our discontinued group accident and health reinsurance business. See Note 11 to our unaudited interim condensed consolidated financial statements in the Phoenix Form 10-Q for the quarterly period ended September 30, 2005 and Note 17 to our consolidated financial statements in the Phoenix Form 10-K for the year ended December 31, 2004 for more information.

In establishing our reserves described above for the payment of insured losses and expenses on this discontinued business, we have made assumptions about the likely outcome of the disputes referred to above, including an assumption that substantial recoveries would be available from our reinsurers on all of our discontinued reinsurance business. However, the inherent uncertainty of arbitrations and lawsuits, including the uncertainty of estimating whether any settlements we may enter into in the future would be on favorable terms, makes it hard to predict outcomes with certainty. Given the need to use estimates in establishing loss reserves, and the difficulty in predicting the outcome of arbitrations and lawsuits, our actual net ultimate exposure likely will differ from our current estimate. If future facts and circumstances differ significantly from our estimates and assumptions about future events with respect to the disputes referred to above or other portions of our discontinued reinsurance business, our current reserves may need to be increased materially, with a resulting material adverse effect on our results of operations and financial condition.

Some of the Bush administration's legislative proposals would reduce or eliminate the benefit of deferral of taxation for our insurance and annuity products. In addition, legislation eliminating or modifying either the federal estate tax or the federal taxation of investment income could adversely affect sales of and revenues from our life and annuity products.

The attractiveness to our customers of many of our products is due, in part, to favorable tax treatment. Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Legislative changes that have the effect of reducing the taxes imposed on investment income could reduce or eliminate the relative benefit of such deferral of taxation for our insurance, annuity and investment products. In 2003, the tax rate on long-term capital gains and certain dividend income was reduced until 2008. President Bush's 2006 budget proposal would make these rate reductions permanent. If this happens, it could have a negative impact on our sales and revenues. In addition, President Bush has indicated that fundamental changes to the Internal Revenue Code of 1986, as amended, or the Code, are among his legislative priorities for his second term. The President's Advisory Panel on Federal Tax Reform recently proposed fundamental changes to the federal income tax law that include the taxation of most inside build-up on life insurance policies and annuity contracts, enhanced and simplified alternatives for tax deferred savings for retirement and other purposes, substantial reductions in federal income taxes on investments by individuals in corporate stock and other capital assets, and other proposals that would tend to reduce or eliminate the relative tax advantages of our products. Other comprehensive changes to the tax system have been proposed, including the adoption of a flat tax, value-added tax or similar alternative structure, the creation of new and expanded vehicles for tax-exempt savings and lower taxes on investment income. Substantial modifications to Social Security have also been proposed. The likelihood that any of these proposals would ultimately be enacted, and the potential impact of these proposals, if enacted, cannot reasonably be estimated.

Some of our life insurance products are specifically designed and marketed as policies that help a decedent's heirs to pay estate tax. Legislation enacted in the spring of 2001 increased the size of estates exempt from the federal estate tax, phased in reductions in the estate tax rate between 2002 and 2009 and repealed the estate tax entirely in 2010. This legislation, despite its reinstatement of the estate tax in 2011, could have a negative effect on our revenues from the sale of estate planning products including in particular sales of second-to-die life insurance policies. Second-to-die policies are often purchased by two people whose assets are largely illiquid, and whose heirs otherwise might have to attempt to liquidate part of the estate in order to pay the tax. President Bush and members of Congress have expressed a desire to modify the existing legislation, which could result in faster or more complete reduction or repeal of the estate tax.

Changes in insurance and securities regulation could affect our profitability by imposing further restrictions on the conduct of our business.

Our life insurance and annuity businesses are subject to comprehensive state regulation and supervision throughout the United States. State insurance regulators and the National Association of Insurance Commissioners, or the NAIC, continually reexamine existing laws and regulations, and may impose changes in the future that put further regulatory burdens on us, thereby increasing our costs of doing business or otherwise harm our business. This could have a material adverse effect on our results of operations and financial condition.

The United States federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in areas which include employee benefit plan regulation, financial services regulation and federal taxation and securities laws could significantly affect each of our businesses, most notably our costs.

We and some of the policies, contracts and other products that we offer are subject to various levels of regulation under the federal securities laws administered by the SEC as well as regulation by those states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities. We could be restricted in the conduct of our business for failure to comply with such laws and regulations. Future laws and regulations, or the interpretation thereof, could have a material adverse effect on our results of operations and financial condition by increasing our expenses in order to comply with these laws and regulations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods indicated, our ratio of earnings to fixed charges and our ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances for each of the periods indicated:

	Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	($ in millions)
Income (loss) from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investment(1)	$120.1	$89.0	$184.1	$(11.4)	$(113.6)	$(131.6)	$115.8
Total fixed charges(2)	$181.7	$184.0	$247.8	$259.5	$217.8	$164.9	$146.9
Income (loss) from continuing operations before income taxes, minority interest equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges	$301.8	$273.0	$431.9	$248.1	$104.2	$33.3	$262.7
Ratio of earnings to fixed charges	1.7	1.5	1.7	—	—	—	1.8
Additional earnings required to achieve 1:1 ratio	$—	$—	$—	$11.4	$113.6	$131.6	$—
Ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances(3)
Income (loss) from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments(1)	$120.1	$89.0	$184.1	$(11.4)	$(113.6)	$(131.6)	$115.8
Total Fixed Charges(2)	$181.7	$184.0	$247.8	$259.5	$217.8	$164.9	$146.9
Less: Interest credited on policyholder contract balances	$140.7	$146.3	$195.3	$207.9	$181.4	$133.2	$109.5
Fixed charges, exclusive of interest credited on policyholder contract balances	$41.0	$37.7	$52.5	$51.6	$36.4	$31.7	$37.4
Income (loss) from continuing operations before income taxes, minority interest, equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges exclusive of interest credited on policyholder contract balances	$161.1	$126.7	$236.6	$40.2	$(77.2)	$(99.9)	$153.2
Ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances(3)	3.9	3.4	4.5	—	—	—	4.1
Additional earnings required to achieve 1:1 ratio	$—	$—	$—	$11.4	$113.6	$131.6	$—

(1)	Includes earnings attributed to mandatorily redeemable noncontrolling interests in subsidiaries for the nine months ended September 30, 2005, the nine months ended September 30, 2004 and the years 2004 through 2000, which were $6.7 million, $10.5 million, $14.3 million, $12.0 million, $11.9 million, $6.9 million, and $5.6 million, respectively.

(2)	Fixed charges include interest on indebtedness (excluding consolidated collateralized debt obligations), stock purchase contract adjustment payments, interest credited on policyholder contracts and rental expense.

(3)	This ratio is disclosed for the convenience of investors and may be more comparable to the ratios disclosed by other issuers of fixed income securities.

USE OF PROCEEDS

The remarketing agent is remarketing $153,687,500 aggregate principal amount of notes to investors on behalf of current holders of the notes.

We will not receive any cash proceeds from the remarketing of the notes. Instead, the proceeds from the remarketing will be used as follows:

•	$154,833,606.40 of these proceeds, equal to the treasury portfolio purchase price, will be applied to purchase the treasury portfolio, described below, which will be substituted for the notes and will be pledged to the collateral agent to secure the corporate unit holders' obligation to purchase our common stock under the purchase contracts on February 16, 2006;

•	$387,084.02 of these proceeds, which equals 25 basis points (0.25%) of the treasury portfolio purchase price, will be deducted and retained by the remarketing agent as a remarketing fee; and

•	any proceeds from the remarketing of the notes remaining after deducting the treasury portfolio purchase price and the remarketing fee will be remitted to persons who were holders of the remarketed notes as of the close of business, 5:00 p.m., New York City time, on November 9, 2005.

The "treasury portfolio" consists of:

•	U.S. Treasury securities (or interest or principal strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the notes held as components of corporate units; and

•	U.S. Treasury securities (or interest or principal strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on February 15, 2006 on the aggregate principal amount of the notes held as components of corporate units, assuming no reset of the interest rate on the notes.

As used in this context, "treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the date of this prospectus supplement for the purchase of the treasury portfolio described above for settlement on November 16, 2006.

"quotation agent" means Goldman, Sachs & Co.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005. You should read this table in conjunction with our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of September 30, 2005
($ in millions)
Indebtedness:
Promissory notes	$67.0
6.95% surplus notes	30.2
7.15% surplus notes	173.9
6.60% notes due February 16, 2008(1)	153.7
Senior unsecured bonds	300.0
Revolving credit facility	25.0
Interest rate swap	3.4
Total indebtedness	753.2
Stockholders' Equity:
Preferred stock (par value $.01 per share; 250.0 million shares authorized; none issued)
Common stock (par value $.01 per share; 1.0 billion shares authorized; 106.4 million shares issued)	1.0
Additional paid-in-capital	2,438.8
Deferred compensation on restricted stock units	(3.4)
Accumulated deficit	(243.4)
Accumulated other comprehensive income	30.7
Treasury stock, at cost (11.3 million shares)	(179.0)
Total stockholders' equity	2,044.7
Total capitalization	$2,797.9

(1)	Issued in connection with the sale of the equity units. In connection with this remarketing of the notes, the interest rate has been reset and, effective on and after November 16, 2005, the notes will bear interest at 6.675% per year. In accordance with their terms, the notes, on and after November 16, 2005, will become our unsecured senior obligations.

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the subordinated indenture but do not purport to be complete, and reference is hereby made to the subordinated indenture and supplemental indenture No. 1, which are filed as exhibits to or incorporated by reference in the registration statement, and to the Trust Indenture Act. This summary supplements the description of the subordinated debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The notes offered by this prospectus supplement were initially issued in an aggregate principal amount equal to $153,687,500 under the subordinated indenture dated as of December 20, 2002 between us and SunTrust Bank, as indenture trustee, as amended and supplemented by supplemental indenture No. 1, dated December 20, 2002, between us and the indenture trustee (as so amended and supplemented, the "indenture"). The notes were initially issued by us in December 2002 in connection with our issuance and sale to the public of equity units. Each equity unit initially consisted of both a purchase contract and a note, together called a corporate unit.

The notes are unsecured obligations. When initially issued as part of the corporate units, the notes were subordinate in right of payment to all of our existing and future senior debt. However, on and after November 16, 2005, except in the event of our earlier bankruptcy, insolvency or reorganization, the subordination provisions of the subordinated indenture and the notes will no longer be applicable to the notes and the notes will thereafter be our senior, unsecured obligations ranking equally in right of payment with all of our then existing and future unsubordinated debt.

We are a holding company that derives all our income from our subsidiaries. Accordingly, our ability to service our debt, including our obligations under the notes, and other obligations are primarily dependent on the earnings of our subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to contractual restrictions and would, in the case of our insurance subsidiaries, be subject to statutory restrictions. Our subsidiaries have no obligation to pay any amounts due on the notes.

The notes will not be subject to a sinking fund provision, will not be subject to defeasance or covenant defeasance, and will not be subject to redemption prior to maturity. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 16, 2008.

The indenture trustee will initially be the security registrar and the paying agent for the notes. The notes will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on the notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $25 and integral multiples of $25, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other additional senior indebtedness or issue preferred stock.

Ranking

The notes are unsecured and, when initially issued as part of the corporate units, were subordinate in right of payment to all of our existing and future senior debt. However, on and after November 16, 2005, except in the event of our earlier bankruptcy, insolvency or reorganization, the subordination provisions of the notes and the subordinated indenture will no longer be applicable to the notes and the notes will thereafter rank equally in right of payment to all of our then existing and future unsubordinated debt.

In addition, the notes will be effectively subordinated to existing and future senior secured debt, to the extent of the assets securing the debt, and liabilities of our subsidiaries. Our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the satisfaction of claims of the subsidiaries' creditors. Consequently, the notes will be effectively subordinate to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue.

The notes are our obligations exclusively. The indenture does not limit our ability or that of any of our presently existing or future subsidiaries to incur other additional senior indebtedness. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities.

As of September 30, 2005, we had outstanding $392.0 million of senior debt and $204.1 million of surplus notes issued by Phoenix Life (none of which was secured). On November 13, 2002, we issued securities that include a secured obligation to deliver up to 3,622,500 shares of common stock of Hilb Rogal & Hobbs Company to holders of purchase contracts for that common stock. This obligation is secured by our pledge of 3,622,500 shares of that common stock. Those shares will be delivered on November 14, 2005. On November 22, 2004, we entered into a new $150.0 million three year, unsecured senior revolving credit facility. Potential borrowers on the new credit line are Phoenix, Phoenix Life and PXP. As of September 30, 2005, PXP had borrowed $25.0 million under this credit facility. We and our subsidiaries may incur additional indebtedness, including senior or secured debt, which could adversely affect our ability to pay our obligations under the notes.

Interest

The interest rate on the notes will be reset to 6.675% per year, effective on and after November 16, 2005. Interest on the notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, to the person in whose name the note is registered at the close of business on the first day of the month in which the interest payment date falls. Purchasers of notes in the remarketing will receive interest at the reset rate from November 16, 2005 commencing on the next interest payment date, February 16, 2006.

The amount of interest payable on the notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Agreement by Purchasers of Certain Tax Treatment

Each note will provide that, by acceptance of the note or a beneficial interest therein, you intend that the note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Book-Entry System

Notes will be represented by one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	we determine in our sole discretion that we will no longer have notes represented by global securities,

certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes to holders who purchase the notes in the remarketing and hold the notes as capital assets. Except as provided below, this discussion applies only to an owner of notes that is for United States federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or (3) a domestic partnership, estate or trust (referred to as a U.S. holder). This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations) issued under the Internal Revenue Code, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, including U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding notes as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. If an entity that is treated as a partnership for United States federal income tax purposes holds a note, the tax consequences may depend on the status and activities of the partnership and its partners. Potential investors that are partnerships for United States federal income tax purposes should consult their own advisors regarding the federal income tax consequences to them and their partners of an investment in the notes.

We can give no assurance that the IRS will agree with the tax consequences described herein or that, if the IRS were to take a contrary position, that position would not ultimately be sustained by the courts. We urge prospective investors to consult their own tax advisors with respect to the United States federal income tax consequences of the purchase, ownership and disposition of notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

This discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the notes. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

U.S. Holders

Interest Income and Original Issue Discount

Because of the manner in which the interest rate on the notes is reset, the notes are treated as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount set forth in applicable Treasury regulations. As discussed more fully below, under such method each U.S. holder is required to accrue original issue discount, regardless of its usual method of accounting, on the notes based on the "comparable yield" for and "adjusted issue price" of the notes, subject to the adjustments described below. Under these rules, a U.S. holder may be required to accrue income in excess of the interest payments actually received in any year.

The "comparable yield" for the notes is the rate at which we would have issued a fixed rate debt instrument on the original issue date of the notes with terms and conditions similar to the notes. As required under the applicable Treasury regulations, at the time the notes were originally issued we provided the comparable yield and, solely for tax purposes, a projected payment schedule based on the comparable yield to holders of the notes. We determined that the comparable yield for the notes is 7.41% and the projected payments for the notes, per $25 of principal amount, were $0.2567 on February 16, 2003, $0.4125 for each subsequent quarter ending on or prior to November 16, 2005 and $0.5420 for each quarter ending after November 16, 2005. We also determined that the projected payment for the notes, per $25 of principal amount, at the maturity date is $25.5420, which includes the stated principal amount of the notes as well as the final projected interest payment.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period. At the time the notes were originally issued, we determined that the adjusted issue price of each note on the original issue date was $25 per $25 of principal amount. The adjusted issue price at the beginning of each subsequent accrual period is increased by any original issue discount previously accrued on such note, without regard to the adjustments described below, and decreased by the projected amount of payments received on such note as set forth on the projected payment schedule. Based on the foregoing, we have determined that the adjusted issue price of the notes as of November 16, 2005 is $25.65 per $25 of principal amount. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the note.

Following the remarketing, the actual payments for the notes, per $25 principal amount, are scheduled to be $0.4172 for each quarter ending after November 16, 2005 and $25.4172 at the maturity date. Since the actual payments on the notes for each quarter ending after November 16, 2005 will be less than the projected payment for such quarter, U.S. holders should treat the difference as a reduction in its interest income. The contingent payment debt regulations require U.S. holders to take such adjustments into account in a reasonable manner over the period to which they relate. We expect to account for the difference with respect to each period as an adjustment to the accrual of interest for that period.

We will use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting. U.S. holders are generally bound by the comparable yield and projected payment schedule we provide unless either is unreasonable. If a U.S. holder does not use this comparable yield and projected payment schedule to determine interest accruals, the U.S. holder must apply the noncontingent bond method using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, the U.S. holder must make this disclosure on a statement attached to its timely filed United States federal income tax return for the taxable year that includes the date it acquires the notes.

In addition, a U.S. holder that purchases a note in the remarketing for an amount that differs from the adjusted issue price of the note at the time of purchase will be required to adjust its original issue discount inclusions with respect to the note. If the purchase price is less than the adjusted issue price of the note the U.S. holder will be required to make a positive adjustment, and if the purchase price is more than the adjusted issue price of the note the U.S. holder should make a negative adjustment. Any such difference should generally be allocated in a reasonable manner over the remaining term of the notes. The amount so allocated to a daily portion of original issue discount should be taken into account as an increase or reduction in the accrual of original issue discount for that period. Any positive or negative adjustment of the kind described in this paragraph made by a U.S. holder will decrease or increase, respectively, the U.S. holder's tax basis in the note.

The comparable yield and projected payment schedule described above was supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of notes will actually receive.

Sale, Exchange or Other Disposition of Notes

Upon the sale, exchange or other disposition of a note, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the note. Gain or loss recognized on such a sale, exchange or other disposition generally will be treated as capital gain or loss. However, the treatment of such gain or loss as a capital gain or loss is not entirely free from doubt. It is possible that gain and, to some extent, loss recognized on the sale, exchange or other disposition of a note during the six-month period following the date the interest rate is reset may be treated in whole or in part as ordinary gain or loss unless no further payments are due with respect to the notes for the remainder of such six-month period. Individuals are taxed at reduced rates on capital gain derived from capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to backup withholding which is described below, payments of principal and interest on the notes to, or on behalf of, any holder that is not a U.S. holder as defined above will not be subject to U.S federal withholding tax, provided, in the case of interest, that:

(i)   such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(ii)   such non-U.S. holder is not a controlled foreign corporation for federal income tax purposes that is related to us through stock ownership, or a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

(iii)   such non-U.S. holder certifies, under penalties of perjury, that it is not a United States person and provides its name and address and certain other information (generally on IRS Form W-8BEN or a suitable substitute form).

The Treasury regulations provide alternative methods for satisfying the requirement referred to in clause (iii) above. In the case of notes held by a foreign partnership, the regulations also generally require that the requirement referred to in clause (iii) above be satisfied by the partners rather than the foreign partnership and that the partnership provide certain information to establish its entitlement to an exemption from withholding.

Subject to backup withholding which is described below, any capital gain realized by a non-U.S. holder upon the sale, exchange or other disposition of a note generally will not be subject to U.S. federal income or withholding taxes if such gain is not effectively connected with a U.S. trade or business of such non-U.S. holder and, in the case of an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition.

Any such interest or capital gain that is effectively connected with the conduct of a U.S. trade or business of a non-U.S. holder will be subject to regular income tax at graduated rates (and in certain cases a branch profit tax), unless an applicable tax treaty provides an exemption.

Backup Withholding Tax and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, original issue discount accrued with respect to the notes and the proceeds received from sale of the notes may be subject to information reporting, and may also be subject to United States federal backup withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A non-U.S. holder may have to comply with certification procedures to establish that such holder is not a United States person in order to avoid information reporting and backup withholding tax requirements. In any event, withholding agents must report to the IRS and each non-U.S. holder the amount of interest (including original issue discount) paid or accrued with respect to the notes held by each non-U.S. holder and the rate of withholding, if any, applicable to each non-U.S. holder. Any amounts so withheld may be allowed as a credit against the holder's United States federal income tax liability or as a refund, provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available with respect to such transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the prohibited transaction itself may have to be rescinded. In addition, the fiduciary of the ERISA Plan that permits such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the remarketing agent or the current holders of equity units, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective investment funds, PTCE 95-60 relating to life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Furthermore, a purchaser of the notes should be aware that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

In addition, any insurance company proposing to use assets of its general account to purchase the notes should consider the implications of the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517

(1993), which in certain circumstances treats such general account assets as assets of a Plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA as interpreted by regulations issued by the United Sates Department of Labor in January 2000.

Because of the preceding, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

This discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the notes. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

REMARKETING

Under the terms and subject to the conditions contained in a remarketing agreement, dated as of November 7, 2005, among The Phoenix Companies, Inc., Goldman, Sachs & Co., as the remarketing agent, and SunTrust Bank, as purchase contract agent and as attorney-in-fact of the holders of purchase contracts, Goldman, Sachs & Co. remarketed the notes at a price equal to approximately 100.25% of the treasury portfolio purchase price. In connection with the remarketing, Goldman, Sachs & Co., as remarketing agent, has reset the rate of interest payable on the notes to 6.675% per year.

The proceeds from the remarketing of the notes are estimated to be $155,221,301.25, before deduction of the remarketing agent's fee. We will not receive any proceeds of the remarketing. Instead, a portion of the proceeds from the remarketing of the notes that are held as part of corporate units equal to the treasury portfolio purchase price of $154,833,606.40 will be applied to purchase, on behalf of the holders of those corporate units, the treasury portfolio, which will be pledged to secure the obligations of the holders of the corporate units to purchase shares of our common stock under the purchase contracts on February 16, 2006. The remarketing agent will retain a remarketing fee which will be equal to $387,084.02 (0.25% of the treasury portfolio purchase price). Corporate unit holders will not otherwise be responsible for the payment of any remarketing fees in connection with the remarketing. Any proceeds from the remarketing of the notes remaining after deducting the treasury portfolio purchase price and the remarketing fee will be remitted to persons who were holders of the remarketed notes as of the close of business, 5:00 p.m., New York City time, on November 9, 2005. See "Use of Proceeds" in this prospectus supplement.

Goldman, Sachs & Co. is under no obligation to purchase any of the notes.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions, an officer's certificate and accountants' comfort letters.

There currently is no established trading market for the notes. The notes will not be listed on any securities exchange or quotation system. The remarketing agent has advised us that it intends to make a market in the notes as permitted by applicable law. The remarketing agent, however, is not obligated to make a market in the notes, and may discontinue any market-making at any time at its sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

In order to facilitate the remarketing of the notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. In general, purchases of notes for the purpose of stabilization could cause the price of the notes to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement, and to contribute to payments the remarketing agent may be required to make in respect of those liabilities.

The remarketing agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters in connection with the remarketing of the notes will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters will be passed upon for the remarketing agent by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Phoenix Companies, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC's reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

•	our Current Reports on Form 8-K filed on February 9, 2005, April 28, 2005, May 2, 2005, May 18, 2005, June 27, 2005, September 28, 2005, October 13, 2005 and November 1, 2005; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06102-5056, Attention: Secretary (telephone: 860-403-5000).

PROSPECTUS

The Phoenix Companies, Inc.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

We will provide specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Neither the Securities and Exchange Commission, nor any state securities commission nor the New York Superintendent of Insurance has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 13, 2002

i

ABOUT THIS PROSPECTUS

General

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this process, we may sell the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference."

You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Phoenix Companies, Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Phoenix Companies, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Forward-Looking Statements

This prospectus, any prospectus supplement and the documents and information incorporated by reference in them may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management's beliefs about, our future strategies, operations and financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

•	changes in general economic conditions, including changes in interest and currency exchange rates and the performance of financial markets;

•	heightened competition, including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors;

•	our primary reliance, as a holding company, on dividends from our subsidiaries to meet debt payment obligations, particularly since our insurance subsidiaries' ability to pay dividends is subject to regulatory restrictions;

•	regulatory, accounting or tax changes that may affect the cost of, or demand for, the products or services of our subsidiaries;

•	downgrades in the claims paying ability or financial strength ratings of our subsidiaries or our credit ratings;

ii

•	discrepancies between actual claims experience and assumptions used in setting prices for the products of insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products;

•	movements in the equity markets that affect our investment results, including those from venture capital, the fees we earn from assets under management and the demand for our variable products;

•	our success in achieving planned expense reductions; and

•	other risks and uncertainties described under "Risk Factors" in each prospectus supplement or described in any of our periodic filings with the SEC.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

THE PHOENIX COMPANIES, INC.

General

We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high-net-worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

We were incorporated in Delaware in March 2000. On June 25, 2001, Phoenix Home Life Mutual Insurance Company converted from a mutual life insurance company to a stock life insurance company, became our wholly-owned subsidiary and changed its name to Phoenix Life Insurance Company, or Phoenix Life. At the same time, Phoenix Investment Partners, Ltd., or PXP, became our indirect wholly-owned subsidiary. At September 30, 2002, our total assets were $24.6 billion and our total stockholders' equity was $2.0 billion. More extensive information about us and our business is included in our Annual Report on Form 10-K for the year ended December 31, 2001. See "Incorporation by Reference."

Relationship to Subsidiaries

As a holding company that is separate and distinct from our subsidiaries, we have no significant business operations of our own. We rely on dividends from our subsidiary Phoenix Life, which is domiciled in New York, as the principal source of cash flow to meet our obligations. These obligations include payments on our debt securities and the payment of dividends on our capital stock. The New York Insurance Law limits the payment of dividends by New York-domiciled insurers. Under this law, Phoenix Life may pay stockholder dividends to us in any calendar year without prior approval up to the lesser of:

•	10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year; and

•	Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains.

Any amount in excess of this is subject to the discretion of the New York Superintendent of Insurance.

The dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Phoenix Life. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. generally accepted accounting principles. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. We do not expect to receive significant dividend income from PXP for several years.

Our rights to participate in any distribution of assets of any of our subsidiaries (for example, upon their liquidation or reorganization), and the ability of holders of the securities to benefit indirectly from a distribution, are subject to the prior claims of creditors of the applicable subsidiary, except to the extent that we may be a creditor of that subsidiary. Claims on these subsidiaries by persons other than us included, as of September 30, 2002, policy liabilities and policyholder deposit funds of $15.9 billion, separate account and investment trust liabilities of $5.5 billion, and other liabilities, including claims of holders of debt obligations, of $0.8 billion.

Our principal executive offices are located at One American Row, Hartford, Connecticut 06102-5056, and our telephone number is (860) 403-5000.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of consolidated earnings to fixed charges for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges(1)	6.3	5.3	6.9	4.2	—	—	—
Ratio of earnings to fixed charges including interest credited on policyholder contract balances(2)	2.7	2.0	2.5	1.8	0.3	0.1	0.5

(1)	Due to our losses for 2001 and the nine months ended September 30, 2001 and 2002, the ratio coverages for those periods were less than 1:1. We would need additional earnings of $122.3 million for the year ended December 31, 2001 to achieve a coverage ratio of 1:1. For the nine months ended September 30, 2001 and 2002, we would need $107.5 million and $71.0 million, respectively, in additional earnings to achieve 1:1 coverage ratios.

(2)	Due to our losses for 2001 and the nine months ended September 30, 2001 and 2002, the ratio coverages, including interest credited on policyholder contract balances, for those periods were less than 1:1. We would need additional earnings of $122.3 million for the year ended December 31, 2001 to achieve a coverage ratio of 1:1. For the nine months ended September 30, 2001 and 2002, we would need $107.5 million and $71.0 million, respectively, in additional earnings to achieve 1:1 coverage ratios.

DESCRIPTION OF DEBT SECURITIES

General

We may offer unsecured senior debt securities or subordinated debt securities. We refer to the senior debt securities and the subordinated debt securities together in this prospectus as the debt securities. The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to all of our senior debt.

We will issue the senior debt securities in one or more series under an indenture, which we refer to as the senior indenture, to be entered into between us and SunTrust Bank, as trustee. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the subordinated indenture, to be entered into between us and SunTrust Bank as trustee. We refer to the senior indenture and the subordinated indenture together as the indentures.

The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures that we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures that are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture and the subordinated indenture.

Ranking

Our debt securities will be unsecured obligations. Our senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated obligations. Since we are a non-operating holding company, most of our operating assets are owned by our subsidiaries. We rely primarily on dividends from these subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. The payment of dividends by our insurance subsidiaries, including Phoenix Life, is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. See "The Phoenix Companies, Inc."

Unless we state otherwise in the applicable prospectus supplement, the indentures would not limit us from incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture that we may have entered into or enter into in the future. See "—Subordination under the Subordinated Indenture" and the prospectus supplement relating to any offering of subordinated debt securities.

Terms of the Debt Securities

We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities;

•	any limit upon the aggregate principal amount of the series;

•	maturity date(s) or the method of determining the maturity date(s);

•	interest rate(s) or the method of determining the interest rates(s);

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred;

•	dates from which interest will accrue and the method of determining those dates;

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	redemption or early payment provisions;

•	sinking fund or similar provisions;

•	authorized denominations if other than denominations of $1,000;

•	currency, currencies or currency units, if other than U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated;

•	any additions, modifications or deletions in the events of default or covenants of The Phoenix Companies, Inc. specified in the indenture relating to the debt securities;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any additions or changes to the indentures necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	whether a temporary global security will be issued and the terms upon which temporary debt securities may be exchanged for definitive debt securities;

•	identity of the depositary for global securities;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash;

•	in the case of the subordinated indenture, any provisions regarding subordination; and

•	additional terms not inconsistent with the provisions of the indentures.

(Section 301 of each indenture)

Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of Stock Purchase Contracts. See "Description of Warrants."

Special Payment Terms of the Debt Securities

We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe U.S. federal tax consequences and special considerations relating to any series in the applicable prospectus supplement.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities.

Denominations, Registration and Transfer

Unless we state otherwise in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. (Section 302 of each indenture)

Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate. You may present debt securities for exchange as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the indentures. We will appoint the trustees as security registrars under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. (Section 305 of each indenture)

Redemption

Unless we state otherwise in the applicable prospectus supplement, debt securities will not be subject to any sinking fund.

Unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of debt securities, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date. (Section 1101 of each indenture) We may redeem debt securities in part only in the amount of $1,000 or integral multiples of $1,000. (Section 1102 of each indenture)

We will mail notice of any redemption of your debt securities at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption. (Section 1105 of each indenture)

Limitation Upon Liens

Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the indentures limit our ability to pledge some of these securities. The indentures provide that, except for liens specifically permitted by the indentures, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of Phoenix Life or PXP, or any subsidiary succeeding to any substantial part of the business now conducted by either of those corporations, which we refer to collectively as the "principal subsidiaries," or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without making effective provision so that the debt securities issued and outstanding under the indentures will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be so secured. (Section 1008 of each indenture)

Under the indentures, "subsidiary" means any corporation, partnership or other entity of which, at the time of determination, we or one or more other subsidiaries own directly or indirectly more than 50% of the outstanding voting stock or equivalent interest, and "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 101 of each indenture)

Consolidation, Merger and Sale of Assets

The indentures provide that we may not consolidate with, or merge with or into, or convey, transfer or lease our assets substantially as an entirety to any other corporation, partnership, trust or limited liability company unless:

•	we will be the surviving company in any merger or consolidation; or

•	the successor entity is an entity organized under the laws of the United States of America, any State of the United States of America or the District of Columbia that expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on the debt securities and all of our covenants under the indenture; and

•	immediately after the merger, consolidation, conveyance, transfer or lease we, or the successor entity, will not be in default in the performance of the covenants and conditions of the indenture applicable to us; and

•	other conditions specified in the indenture are met.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly-owned subsidiaries to us or to our other wholly-owned subsidiaries. Nor would this covenant apply to any recapitalization transaction, a change of control of The Phoenix Companies, Inc. or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety. (Sections 801 of each indenture)

Events of Default

Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default in the payment of any interest payable on the debt securities when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on the debt securities when due, either at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any of the other covenants or agreements we made that is contained in the indenture that continues for 60 days after written notice has been provided in accordance with the procedures in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default described in the applicable supplemental indenture under which the series of debt securities is issued. (Section 501 of each indenture)

In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding debt securities will become due and payable immediately, without further action or notice on the part of the holders of the debt securities or the trustee. If any other event of default under the indenture with respect to the outstanding debt securities occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may declare the principal amount of all of the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may rescind and annul such declaration and its consequences if we pay or deposit with the trustee all required payments of the principal of and interest on the debt securities, plus certain fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal (or a specified portion of the principal) and interest, with respect to the debt securities have been cured or waived as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may waive any past default and its consequences, except a default in the payment of principal of or premium, if any, or interest on the debt securities or in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each affected debt security. (Sections 502 and 513 of each indenture)

The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to the debt securities (except a default in the payment of the principal of or interest on the debt securities) if specified officers of the trustee consider that withholding notice is in the interest of the holders of the debt securities. (Section 602 of each indenture)

Each indenture provides that no holder of debt securities may institute any proceeding, judicial or otherwise, with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to the trustee. This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, if any, and interest payable with respect to the debt securities at their respective due dates. (Sections 507 and 508 of each indenture)

Subject to provisions in each indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at the request or direction of any holders of debt securities unless the trustee is offered reasonable security or indemnity by the holders of the debt securities making the request. Assuming this indemnification provision is met, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. (Sections 512 and 603 of each indenture)

Within 120 days after the end of each fiscal year, we must deliver to the trustee under each indenture a certificate, signed by two of several specified officers, stating whether or not, to the best knowledge of the signers thereof, we are in default of any of the conditions and covenants under the indenture and, in the event of any default, specifying the nature and status of the default. (Section 1004 of each indenture)

Modification of the Indentures

We and the trustee under each indenture may, without the consent of the holders of debt securities, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may materially adversely affect the interests of holders of any series of debt securities. We may also amend each indenture to maintain the qualification of the indenture under the Trust Indenture Act. (Section 901 of each indenture)

We and the trustee under each indenture may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the series of debt securities affected.

However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest payable on, any outstanding debt security;

•	reduce the principal amount of, or the rate of interest on any outstanding debt securities or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount security, that would be due and payable upon redemption of such security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any outstanding debt security;

•	change the place of payment or the currency in which the principal of or the interest on any outstanding debt security is payable;

•	impair your right to institute suit for the enforcement of any payment on or with respect to any outstanding debt security on or after its stated maturity date or redemption date;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected; or

•	modify the subordination of the subordinated debt securities in a manner adverse to the holders.

(Section 902 of each indenture)

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance or past defaults by us under certain covenants of the indenture which relate to that series. However, a default in the payment of the principal of, premium, if any, or interest on, any debt security of that series or relating to a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived. (Section 513 of each indenture)

In addition, we and the debenture trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of debt securities.

Satisfaction and Discharge

Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense,

and we deposit or cause to be deposited with the trustee, in trust, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture. (Section 401 of each indenture)

Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges, under the debt securities at any time, and that we may also be released from our obligations described above under "Limitation Upon Liens" and "Consolidation, Merger and Sale of Assets" and from certain other obligations including obligations imposed by supplemental indenture, if any, and elect not to comply with those Sections and obligations without creating an event of default. Discharge under the first procedure is called "defeasance" and under the second procedure is called "covenant defeasance."

Defeasance or covenant defeasance may be effected only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, all outstanding debt securities;

•	we deliver to the trustee an opinion of counsel to the effect that:

—	the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

—	the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the debt securities;

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

•	no event of default under the indenture has occurred and is continuing.

(Article XII of the senior indenture and Article XIII of the subordinated indenture)

The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt, as defined below under "Subordination under the Subordinated Indenture," and that default is continuing or another event of default on the senior debt then exists and has resulted in the senior debt becoming or being declared due and payable prior to the date it otherwise would have become due and payable.

Global Debt Securities

We may issue all or any part of a series of debt securities in the form of one or more global debt securities. We will appoint the depositary holding the global debt securities. Unless we otherwise indicate in the applicable prospectus supplement, the depositary will be the Depository Trust Company, or DTC. We will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for definitive debt securities, a global debt security may not be transferred except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor. (Section 305 of each indenture)

We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Debt Security

If we issue a global debt security, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the debt securities represented by the global debt security to the accounts of persons that have accounts with it. We refer to those persons as participants. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states may require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.

So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, you

•	will not be entitled to have any of the debt securities represented by the global debt security registered in your name;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the owner or holder of the debt securities under the indenture.

Payments of Principal, Premium and Interest

We will make principal, premium, if any, and interest payments on global debt securities to the depositary that is the registered holder of the global debt security or its nominee. The depositary for the global debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any principal, premium or interest payment, immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

Issuance of Definitive Debt Securities

Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue definitive debt securities in exchange for the global debt security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global debt securities. If that occurs, we will issue definitive debt securities in exchange for the global debt security.

Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those definitive debt securities in denominations of $1,000 and integral multiples of $1,000. (Section 305 of each indenture)

Payment and Paying Agents

Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities. (Section 1002 of each indenture)

Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the regular record date for the interest, except in the case of defaulted interest. (Section 307 of each indenture)

Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor. (Section 1003 of each indenture)

Conversion or Exchange

Each indenture permits us to issue debt securities that we may convert or exchange into common stock or other securities. We will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option, as specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Subordination under the Subordinated Indenture

Unless we state otherwise in an applicable prospectus supplement, in the subordinated indenture, we have agreed, and holders of subordinated debt will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt, as defined below, to the extent provided in the subordinated indenture. (Section 1201 of the subordinated indenture)

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities. (Section 1202 of the subordinated indenture)

If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities. (Section 1203 of the subordinated indenture)

We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

•	a default in any payment on senior debt then exists;

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists; or

•	any judicial proceeding is pending in connection with default.

(Section 1204 of the subordinated indenture)

When we use the term "debt" we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation or any obligation guaranteed by that person for money borrowed;

•	every obligation or any obligation guaranteed by that person evidenced by bonds, debentures, notes or other similar instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses but excluding the obligation to pay the deferred purchase price of any such property, assets or businesses if payable in full within 90 days from the date such debt was created;

•	every capital lease obligation of that person;

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party; and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

When we use the term "senior debt", we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to The Phoenix Companies, Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

However, senior debt will not include:

•	any debt of The Phoenix Companies, Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to The Phoenix Companies, Inc.;

•	any debt of The Phoenix Companies, Inc. to any of it subsidiaries;

•	any debt to any employee of The Phoenix Companies, Inc. or any of its subsidiaries;

•	any liability for taxes; or

•	any indebtedness or monetary obligations to trade creditors or assumed by The Phoenix Companies, Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services.

We are a non-operating holding company, and most of our assets are owned by our subsidiaries. Accordingly, the debt securities will be effectively subordinated to all our existing and future liabilities, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries. You should rely only on our assets for payments of interest and principal and premium, if any. The payment of dividends by our insurance company subsidiaries, including Phoenix Life, is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. See "The Phoenix Companies, Inc."

The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any such change in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112 of each indenture)

Information Concerning the Trustee

The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Neither trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 601 of each indenture)

The trustee under each indenture acts as depositary for funds of, makes loans to, and/or performs other services for, us and our subsidiaries in the normal course of business.

DESCRIPTION OF CAPITAL STOCK OF
THE PHOENIX COMPANIES, INC.

General

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.01 per share, and 250,000,000 shares of preferred stock, par value $.01 per share.

As of September 30, 2002, we had 94,368,382 outstanding shares of common stock. Holders of common stock have received a right entitling them, when the right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock. See "—Stockholder Rights Plan."

No holders of any class of our capital stock are entitled to preemptive rights.

In general, the classes of authorized capital stock are afforded preferences in relation to dividends and liquidation rights so that our shares of preferred stock have preference over our shares of common stock. Our board of directors is empowered without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of preferred stock, the number of shares constituting that series and the terms and conditions of the issue of the shares.

The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important for your decision to invest in our capital stock. You should keep in mind, however, that it is our amended and restated certificate of incorporation and our bylaws, and the Delaware General Business Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our amended and restated certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Common Stock

Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below. Our common stock is listed on the New York Stock Exchange under the symbol "PNX."

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

As of the date of this prospectus, no shares of our preferred stock are issued or outstanding.

We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering.

We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of common stock that you receive as a holder of preferred stock would be converted or exchanged.

Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

On June 18, 2001, our board of directors authorized shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "—Stockholder Rights Plan."

Provisions of Our Amended and Restated Certificate of Incorporation, of Our Bylaws, and of Delaware and New York Law that May Delay or Make More Difficult an Unsolicited Acquisition or a Change of Control

A number of provisions of our amended and restated certificate of incorporation and our bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of select provisions of our amended and restated certificate of incorporation, our bylaws and any regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of select provisions of our amended and restated certificate of incorporation and our bylaws, and select provisions of the Delaware General Corporation Law and the New York Insurance Law, is necessarily general and reference should be made in each case to our amended and restated certificate of incorporation and our bylaws, which are incorporated by reference in the registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Where You Can Find More Information" for information on where to obtain copies of our amended and restated certificate of incorporation and our bylaws.

Unissued Shares of Capital Stock

We issued 105.0 million shares of our authorized common stock in our initial public offering and demutualization. The remaining unissued shares of authorized common stock are available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Classified Board of Directors and Removal of Directors

Pursuant to our amended and restated certificate of incorporation and our bylaws, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of stockholders owning a majority of the shares then entitled to be voted. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

Restriction on Maximum Number of Directors and Filling of Vacancies on Our Board of Directors

Pursuant to our bylaws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of stockholders owning a majority of the shares entitled to be voted, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including any vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. Any director filling a vacancy will be of the same class as that of the director whose death, resignation, removal or other event caused the vacancy, and any director filling a newly created directorship will be of the class specified by the board of directors when the newly created directorships were created. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

Our bylaws provide for advance notice requirements for stockholder proposals and nominations for director. The only business that may be conducted at an annual meeting of stockholders is business that has been brought before the meeting by, or at the direction of, the board of directors, or by a stockholder who has given the secretary of the company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

In addition, pursuant to the provisions of both our amended and restated certificate of incorporation and our bylaws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the board of directors or, under some circumstances, the president or an executive or senior vice president may call a special meeting.

These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for a stockholder vote.

Limitations on Director Liability

Our amended and restated certificate of incorporation contains a provision that is designed to limit our directors' liability to the extent permitted by the Delaware General Corporation law and any amendments to that law. Specifically, a director will not be held liable to us or our stockholders for an act or omission in his or her capacity as a director, except for liability resulting from:

•	a breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

•	actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate one of these specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our amended and restated certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

Our bylaws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Phoenix Life, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Amended and Restated Certificate of Incorporation and our Bylaws

Some of the provisions of our amended and restated certificate of incorporation, including those that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the amended and restated certificate of incorporation. Our bylaws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

Restrictions on Ownership Under Insurance Laws

Our amended and restated certificate of incorporation and Section 7312 of the New York Insurance Law provide that, for a period of five years after the distribution of compensation pursuant to a plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting disposition of, a security) of 5% or more of any class of our voting securities (which term includes our common stock) without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

In our initial public offering, State Farm Mutual Insurance Company acquired approximately 4.9% of our outstanding shares of common stock. Before commencing our subsequent stock repurchase program, we obtained the approval of the New York Superintendent of Insurance to conduct the program, in view of the fact that the contemplated share repurchases would cause State Farm's percentage ownership to increase above the 5% threshold described in the preceding paragraph. Under the terms of this approval, State Farm's ownership of our issued and outstanding common stock may increase to 6% as a result of any such repurchase program without further approval from the New York Superintendent of Insurance.

The insurance laws and regulations of the State of New York, the jurisdiction in which our principal insurance subsidiary, Phoenix Life, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of us, and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent of Insurance, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles that may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

The insurance holding company and other insurance laws of many states other than New York also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, including us. The Connecticut, Ohio and Pennsylvania insurance holding company laws, which we expect to be applicable to us, prohibit a person, without prior insurance regulatory approval, from acquiring direct or indirect control of an insurer incorporated in these respective jurisdictions, including those that are direct or indirect subsidiaries of a parent holding company.

Delaware General Corporation Law

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our amended and restated certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" to engage in certain business combinations with us, including mergers, consolidations or acquisitions of additional shares of The Phoenix Companies, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder." An interested stockholder is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which:

(1)	the business combination or transaction which results in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the stockholder becomes an interested stockholder; or

(2)	the interested stockholder, upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Stockholder Rights Plan

Our board of directors adopted a stockholder rights plan under which each outstanding share of our common stock issued between June 19, 2001 and the distribution date (as described below) is coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement, or the Rights Agreement, between us and EquiServe Trust Company, N.A., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been incorporated by reference to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See "Where You Can Find More Information" for information on how to obtain a copy of the Rights Agreement.

Stockholder rights are not exercisable until the distribution date and will expire at the close of business on June 19, 2011, unless earlier redeemed or exchanged by us. Unless an acquisition or offer has been previously approved by our board of directors, a distribution date would occur upon the earlier of:

•	the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•	the tenth business day after the commencement of, or the announcement of the intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of The Phoenix Companies, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If, at any time after a public announcement has been made or we have received notice that a person has become an acquiring person:

•	we are acquired in a merger or other business combination; or

•	50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other Securities or property issuable upon exercise of stockholder rights, and the number of stock rights outstanding are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

At any time until the earlier of:

•	the stock acquisition time; and

•	the final expiration date of the Rights Agreement,

we may redeem all the stockholder rights at a price of $.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges) per right.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us or other coercive takeover tactics that, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.

We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

In the event of a payment of interest or distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If we redeem a series of debt securities or preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Voting the Preferred Stock or Exercise of Rights under the Indentures

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debentures, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to vote the amount of the preferred stock represented by that holder's depositary shares or how to give instructions or directions with respect to the debentures represented by that holder's depository shares. The record date for the depositary shares will be the same date as the record date for the preferred stock or debentures, as the case may be. The depositary will endeavor, to the extent practicable, to vote the amount of the preferred stock, or to give instructions or directions with respect to the debentures, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock or giving instructions or directions with respect to the debentures, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, or a complete repayment or redemption of the debentures and the distribution, repayment or redemption proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or debentures, as the case may be, and issuance of depositary receipts, all withdrawals of shares of preferred stock or debentures, as the case may be, by you and any repayment or redemption of the preferred stock or debentures, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debentures or preferred stock, as the case may be.

Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary's gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debentures or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debentures or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants; and

•	the terms of the securities you may purchase upon exercise of the debt warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants;

•	the securities, which may include preferred stock or common stock, for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities;

•	the date on which your right to exercise the warrants commences, and the date on which your right expires;

•	the maximum or minimum number of the warrants which you may exercise at any time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any other terms of the warrants and terms, procedures and limitations relating to your exercise of the warrants; and

•	the designation and terms of the common stock, preferred stock or other securities you may purchase upon exercise of the warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

We will describe in the applicable prospectus supplement the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the applicable prospectus supplement at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of shares of common stock or preferred stock, or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to purchasers.

Agents whom we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of the securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the securities.

We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed delivery contracts will be entitled to receive.

LEGAL OPINIONS

Unless we state otherwise in the applicable prospectus supplement, the validity of any securities offered by us under this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of The Phoenix Companies, Inc. and subsidiaries incorporated by reference in this prospectus and in the registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and in the registration statement in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC's reporting requirements. (This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC's website. The information on the SEC's website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.)

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

•	Our Current Report on Form 8-K filed on January 15, 2002; our Current Report on Form 8-K filed on February 15, 2002; our two Current Reports on Form 8-K filed on March 26, 2002; our Current Report on Form 8-K filed on August 12, 2002 (other than the information disclosed under Item 9 thereof); our Current Report on Form 8-K filed on August 13, 2002 (other than the information disclosed under Item 9 thereof); our Current Report on Form 8-K filed on October 9, 2002; and our Current Report on Form 8-K filed on November 8, 2002 (other than the information disclosed under Item 9 thereof); and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06102-5056, Attention: Secretary (telephone: 860-403-5000).

No dealer, salesperson or other person is authorized to give any information to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus are current only as of their respective dates.

TABLE OF CONTENTS
Prospectus Supplement

$153,687,500

The Phoenix Companies, Inc.

6.675% Senior Notes
due February 16, 2008

Goldman, Sachs & Co.